Exhibit 23.1

[LETTERHEAD OF BDO SEIDMAN, LLP]

Consent of Independent Registered Public Accounting Firm

Hudson Technologies, Inc.

Pearl River, New York

We hereby consent to the incorporation by reference in this Registration Statement of our report dated March 4, 2009, relating to the consolidated financial statements of Hudson Technologies, Inc. appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 2008.

BDO Seidman, LLP

Valhalla, New York

February 2, 2010